EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 1 to the Schedule 13D to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1(k)(1)(iii).  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

Dated: September 20, 2006

/s/ George D. Johnson, Jr.
George D. Johnson, Jr.

GEORGE D. JOHNSON, JR. REVOCABLE TRUST DATED JULY 17, 2001

	By	/s/ George D. Johnson, Jr.
George D. Johnson, Jr.
Trustee